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                                                                    EXHIBIT 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                      CITIZENS EFFINGHAM BANCSHARES, INC.

                                   ARTICLE I

         The name of the Corporation is CITIZENS EFFINGHAM BANCSHARES, INC.

                                   ARTICLE II

         The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                  ARTICLE III

         The period of duration of the Corporation shall be perpetual.

                                   ARTICLE IV

         The Corporation is a corporation for profit and is organized for the following purposes, which may be carried out directly or through interests in other entities:

         To control banks and to engage in any other activity permitted to a bank holding company by all pertinent rules and regulations; to do all other things which may be necessary, proper or appropriate in the ordinary course of business to carry out such activities; to engage in the business of buying, holding, selling, improving, leasing, renting, manufacturing, producing, processing, adapting, preparing, storing, warehousing, distributing, using and otherwise handling, dealing in, dealing with or disposing of personal property, whether or not related to the foregoing; to engage in the business of buying, holding, selling, improving, leasing, renting, using or otherwise handling, dealing in, dealing with and disposing of real property, whether or not related to the foregoing; to act as broker, agent or representative of persons, corporations or other organizations or entities; to engage in the business of rendering services of any nature, whether or not related to any of the foregoing; to apply for, to obtain and to hold patents on inventions, processes and other matters; to grant licenses under patents or with respect to any other plans, processes, designs, information or know-how; to organize or to direct the operations of, or to acquire, hold, sell, pledge and otherwise deal in all or part of the interests, shares or other securities of, one or more corporations or other organizations or entities; to acquire, hold, sell, pledge and otherwise deal in other investment assets of any kind or character whatsoever: to engage in any lawful act or activities related or incidental to the foregoing; and to engage in any lawful act or activities for which corporations may be organized under the Georgia Business Corporation Code.
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                                   ARTICLE V

         The total authorized capital stock of the Corporation shall be $30,000,000, divided into the following classes:

                            Authorized Number
                            -----------------
Class of Shares             of Each Class                     Par Value
---------------             -------------                     ---------
   Common                     20,000,000                        $1.00
   Preferred                  10,000,000                        $1.00


    The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its stockholders except as otherwise provided in this Article V or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value of $1.00 per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor, or services actually performed for the Corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

    Nothing contained in this Article V (or in any supplementary articles hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to vote more than one vote per share, provided, however, that this restriction on voting separately by class or series shall not apply:

    (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

    (ii) To any provision which would require the holders of preferred stock, voting as a class, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the preferred stock is exchanged for securities of such other corporations; and

    (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Article V (or in any supplementary articles hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving corporation in a merger or consolidation of the Corporation, shall not be considered to be such an adverse change.

    A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of the series of capital stock are as follows:

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    A. Common stock. Except as provided in this Article V (or in any supplementary articles hereto) the holders of the common stock shall exclusively possess all voting power.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled, in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any asset legally available for the payment of dividends; but only when and as declared by the board of directors.

    Except as provided in Articles VIII, IX and X hereinafter, each share of common stock shall have the same relative rights as and be identical in all respects to all the other shares of common stock.

    B. Preferred stock. The board of directors of the Corporation may provide in supplementary articles hereto for one or more classes of preferred stock which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

        (a) The distinctive serial designation and the number of shares constituting such series;

        (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

        (c) The voting powers, full or limited, if any, of shares of such series;

        (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

        (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

        (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

        (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, and, if so, the conversion price(s), or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

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        (h) The price or other consideration for which the shares of such series shall be issued; and

        (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

        Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects to all the other shares of the same series.

        The board of directors shall have authority to divide, by the adoption of supplementary articles, any authorized class of preferred stock into series, and, within the limitations set forth in this Article V and these Articles of Incorporation, fix and determine the relative rights and preferences of the shares of any series so established. Prior to the issuance of any preferred shares of a series established by supplementary articles adopted by the board of directors, the Corporation shall file with the Secretary to the board a dated copy of those supplementary articles established in designating the series and fixing and determining the relative rights and preferences thereof.

                                   ARTICLE VI

         Holders of the capital stock of the Corporation shall not be entitled to pre-emptive rights with respect to any shares of the Corporation which may be issued.

                                  ARTICLE VII

         1. The number of directors of the Corporation shall be as set forth in Bylaws adopted by the Corporation and shall be divided into three (3) classes as nearly equal in number as possible. Directors of the First Class shall hold office until the first annual meeting of the shareholders following their election; Directors of the Second Class shall hold office until the second annual meeting following their election; and Directors of the Third Class shall hold office until the third annual meeting following their election. At each annual meeting of shareholders, beginning with the first annual meeting, directors shall be chosen for a term of three (3) years to succeed those Directors whose terms expire.

         2. Any vacancy in the Board of Directors resulting from the death, resignation or retirement of a director, or any other cause other than removal by the shareholders or increase in the number of directors shall be filled by a majority vote of the remaining directors, though less than a quorum, for a term corresponding to the unexpired term of his or her predecessor in office.

         3. Newly-created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors though less than a quorum, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which a successor shall be elected and shall qualify.

         4. At any meeting of the shareholders called for that purpose, the entire board of directors or any individual director may be removed from office, with or without cause, upon the

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         affirmative vote of the holders of at least seventy-five (75%) percent of the outstanding voting shares of the Corporation and the affirmative vote of the holders of at least seventy-five (75%) percent of the outstanding voting shares of the Corporation other than those of which an interested shareholder, as defined in Article VIII hereof, is the beneficial owner.

                                  ARTICLE VIII

         1.  As used in this Article VIII, the terms:

                  (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

                  (2) "Announcement date" means the date of the first general public announcement of the proposal of the business combination.

                  (3) "Associate" when used to indicate a relationship with any person, means:

                           (A) Any corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director, or partner or is the beneficial owner of 10 percent or more of any class of equity securities;

                           (B) Any trust or other estate in which such person has a beneficial interest of 10 percent or more, or as to which such person serves as a trustee or in a similar fiduciary capacity; and

                           (C) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

                  (4) "Beneficial owner" - a person shall be considered to be the beneficial owner of any equity securities:

                           (A) Which such person or any of such person's affiliates or associates owns, directly or indirectly;

                           (B) Which such person or any of such person's affiliates or associates, directly or indirectly, has:

                                    (i) The right to acquire, whether such
                           right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                                    (ii) The right to vote pursuant to any
                           agreement, arrangement, or understanding; or

                           (C) Which are owned, directly or indirectly, by any other person with which such person or any of such person's affiliates or associates has any agreement,

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                           arrangement, or understanding for the purpose of
                           acquiring, holding, voting, or disposing of equity securities.

                  (5) Business combinations means:

                           (A) Any merger or consolidation of the Corporation or any subsidiary with (i) any interested shareholder or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the merger or consolidation would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;

                           (B) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions in any twelve (12) month period, to any interested shareholder or any affiliate or any interested shareholder, other than the Corporation or any of its subsidiaries, of any assets of the Corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten (10) percent or more of the net assets of the Corporation as of the end of such fiscal quarter;

                           (C) The issuance or transfer by the Corporation, or any subsidiary, in one transaction or a series of transactions in any twelve (12) month period, of any equity securities of the Corporation or any subsidiary which have an aggregate market value of five percent (5%) or more of the total market value of the outstanding common and preferred shares of the corporation whose shares are being issued, to any interested shareholder or any affiliate of any interested shareholder, other than the Corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation's voting shares or any other method affording substantially proportionate treatment to the holders of voting shares;

                           (D) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation in which anything other than cash will be received by an interested shareholder or an affiliate of any interested shareholder; or

                           (E) Any reclassification of securities, including any reverse stock split, or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, which has the effect, directly or indirectly, in one transaction or a series of transactions in any twelve (12) month period, of increasing by five percent (5%) or more the proportionate amount of the outstanding shares of any class or series of equity securities of the Corporation or any subsidiary which is directly or indirectly beneficially owned by an interested shareholder or any affiliate of any interested shareholder.

                  (6) "Continuing director" means any member of the board of directors who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than the Corporation or any of its subsidiaries, and who was a director of the Corporation prior


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                  to the determination date, and any successor to such
                  continuing director who is not an affiliate or an associate of an interested shareholder or any of its affiliates, other than the Corporation or its subsidiaries, and is recommended or elected by a majority of all of the continuing directors.

                  (7) "Control," including the terms "Controlling", "Controlled by", and "under common control with," means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of shares representing ten percent (10%) or more of the votes entitled to be cast by a corporation's voting shares shall create an irrebuttable presumption of control.

                  (8) "Corporation" shall include any trust merging with a domestic corporation pursuant to Official Code of Georgia Annotated Section 53-12-59.

                  (9) "Determination date" means the date on which an interested shareholder first became an interested shareholder.

                  (10) "Fair market values" means:

                            (A) In the case of securities, the highest closing sale price, during the period beginning with and including the determination date and for 29 days prior to such date, of such a security on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed, or, if such securities are not listed on any such exchange, the highest closing sales price reported with respect to such a security, in each case during the 30 day period referred to above, on the National Association of Securities Dealers, Inc., Automatic Quotation System, or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such a security as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors; and

                            (B) In the case of property other than securities, the fair market value of such property on the date in question as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors of the Corporation.

                  (11) "Interested shareholders" means any person, other than the Corporation or its subsidiaries, that:

                            (A) (i) Is the beneficial owner of ten percent (10%) or more of the voting power of the outstanding voting shares of the Corporation; or

                            (ii) Is an affiliate of the Corporation and, at any time within the two (2) year period immediately prior to the date in question, was the beneficial owner of ten percent (10%) or more of the voting power of the then outstanding voting

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                            shares of the Corporation; and

                            (B) For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (12) "Voting shares" means shares entitled to vote generally in the election of directors.

         2. In addition to any vote otherwise required by law or these Articles of Incorporation, a business combination shall be:

                  (1) Unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or

                  (2) Recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination.

         3. (1) As used in this Section 3, the term "Interested shareholder" refers to the interested shareholder which is party to, or an affiliate of which is party to, the business combination in question.

                  (2) The vote required by Section 2 of this Article VIII does not apply to a business combination if each of the following conditions is met:

                  (A) The aggregate amount of the cash, and the fair market value as of five days before the consummation of the business combination of consideration other than cash, to be received per share by holders of any class of common shares or any class or series of preferred shares in such business combination is at least equal to the highest of the following:

                           (i) The highest per share price, including any
                  brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of the same class or series acquired by it:

                           (a) Within the two (2) year period immediately prior to the announcement date; or

                           (b) In the transaction in which it became an interested shareholder, whichever is higher;

                           (ii) The fair market value per share of such class or
                  series as determined on the announcement date and as determined on the determination date, whichever is higher; or

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                           (iii) In the case of shares other than common
                  shares, the highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; provided that this subparagraph shall only apply if the interested shareholder has acquired shares of such class or series within the two-year period immediately prior to the announcement date:

                  (B) The consideration to be received by holders of any class or series of outstanding shares is to be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series. If the interested shareholder has paid for shares of any class or series of shares with varying forms of consideration, the form of consideration for such class or series of shares shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by it;

                  (C) After the interested shareholder has become an interested shareholder and prior to the consummation of such business combination:

                           (i) Unless approved by a majority of the continuing
                  directors, there shall have been:

                           (a) No failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding preferred shares of the Corporation;

                           (b) No reduction in the annual rate of dividends paid on any class of common shares, except as necessary to reflect any subdivision of the shares;

                           (c) An increase in such annual rate of dividends as is necessary to reflect any reclassification, including any reverse share split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares; and

                           (d) No increase in the interested shareholder's percentage ownership of any class or series of shares of the Corporation by more than one percent (1%) in any twelve (12) month period;

                           (ii) The provisions of subsections (2)(C)(i)(a) and
                  (b) of this Section 3 shall not apply if the interested shareholder or an affiliate or associate of the interested shareholder did not vote as a director of the Corporation in a manner inconsistent with subsections (2)(c)(i)(a) and (b) of this Section 3 and the interested shareholder, within ten days after any act or failure to act inconsistent with subdivisions (2)(C)(i)(a) and (b) of this Section 3, notified the board of directors of the Corporation in writing that the interested shareholder disapproved thereof and requested in good faith that the board of directors rectify the act or failure to act; and

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                  (D) After the interested shareholder has become an interested shareholder, the interested shareholder has not received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its subsidiaries, whether in anticipation of or in connection with such business combination or otherwise.

         4. The requirements of Section 2 of this Article VIII shall not apply to a business combination with an interested shareholder or its affiliates if, during the three (3) year period immediately preceding the consummation of the business combination, the interested shareholder has not at any time during such period:

                  (1) Ceased to be an interested shareholder; or

                  (2) Increased its percentage ownership of any class or series of common or preferred shares of the Corporation by more than one percent (1%) in any twelve (12) month period.

         5. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation, or the Bylaws of the Corporation), both the affirmative vote of the holders of at least seventy-five (75%) of the outstanding voting shares of the Corporation and the affirmative vote of the holders of at least seventy-five (75%) of the outstanding voting shares of the Corporation other than those of which an interested shareholder is the beneficial owner, shall be required to amend or repeal, or adopt any provision inconsistent with, this
         Article VIII of these Articles of Incorporation, in addition to any affirmative vote required by law or these Articles of Incorporation with respect to any other shares of capital stock of the Corporation; provided, however, that this Section 5 shall not apply to any such amendment, repeal, or adoption which has been unanimously recommended to the shareholders of the Corporation by the continuing directors then in office.

                                   ARTICLE IX

         1.       For purposes of this Article IX, the definitions contained in
         Article VIII of these Articles of Incorporation shall be applicable with the following exceptions:

                  (1) For purposes of this Article IX, a person shall not be considered to be the "Beneficial owner" as that term is defined in subsection (4) of Section 1 of Article VIII, of:

                  (A) Stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or

                  (B) Any equity securities which such person or such person's affiliates or associates have the right to vote pursuant to any agreement, arrangement, or understanding if the agreement, arrangement, or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons.


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                  (2) For purposes of this Article IX, Business combinations means:

                  (A) Any merger or consolidation of the Corporation or any subsidiary with: (1) any interested shareholder; or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the merger or consolidation would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction other than as a result of the interested shareholder's ownership of the Corporation's voting shares;

                  (B) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions, to any interested shareholder or any affiliate or associate of any interested shareholder, other than the Corporation or any of its subsidiaries, of any assets of the Corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors, an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Corporation as of the end of such fiscal quarter;

                  (C) The issuance or transfer by the Corporation, or any subsidiary, in one transaction or a series of transactions, of any equity securities of the Corporation or any subsidiary which have an aggregate market value of five percent (5%) or more of the total market value of the Outstanding common and preferred shares of the Corporation whose shares are being issued to any interested shareholder or any affiliate or associate of any interested shareholder, other than the Corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation's voting shares or any other voting shares, and except pursuant to the exercise or conversion of securities exercisable for or convertible into shares of the Corporation, or any subsidiary, which securities were outstanding prior to the time that any interested shareholder became such;

                  (D) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

                  (E) Any reclassification of securities, including any reverse stock split, or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, which has the effect, directly or indirectly, of increasing by five percent (5%) or more the proportionate amount of the outstanding shares of any class or series of equity securities of the Corporation or any subsidiary which is directly or indirectly beneficially owned by any interested shareholder or any affiliate of any interested shareholder; or

                  (F) Any receipt by the interested shareholder, or any affiliate or associate of the interested shareholder, other than in the ordinary course of business, of the benefit, directly or indirectly (except proportionately as a resident domestic corporation), of any loans, advances, guarantees, pledges, or other financial benefits or assistance or any tax credits or other tax advantages provided by or through the Corporation or any of its subsidiaries.

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                  (3) For purposes of this Article IX and Article VIII of these
         Articles of Incorporation, the presumption of "Controls" created by subsection (7) of Section 1 of Article VIII shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this Article IX or Article VIII, as an agent, bank, broker, nominee, custodian, or trustee for one or more owners who do not individually or as a group have control of the Corporation.

         2. (a) Notwithstanding any other provision of these Articles of Incorporation (except for the provisions of subsection (b) of this Section 2 and Section 3 of this Article IX), the Corporation shall not engage in any business combination with any interested shareholder for a period of five (5) years following the date that such shareholder became an interested shareholder, unless:

                  (1) Prior to such date the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

                  (2) In the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least ninety percent (90%) of the voting shares of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by: (A) persons who are directors or officers, their affiliates, or associates; (B) subsidiaries of the Corporation, and (C) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

                  (3) Subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the Corporation and the business combination was approved at an annual or special meeting of shareholders by the holders of a majority of the voting shares entitled to vote thereon, excluding from said vote, for the purpose of this paragraph only, the voting shares beneficially owned by the interested shareholder or by (A) any director or officer of this Corporation, his affiliates, or associates; (B) subsidiaries of this Corporation; and (C) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

                  (b) The restrictions contained in this Section (2) shall not apply if a shareholder: (1) becomes an interested shareholder inadvertently;
(2) as soon as practicable divests sufficient shares so that the shareholder ceases to be an interested shareholder; and (3) would not, at any time within the five (5) year period immediately prior to a business combination between the Corporation and such shareholder, have been an interested shareholder but for the inadvertent acquisition.

         3. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), both the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding voting shares of the Corporation and the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding voting shares of the Corporation other than those of which an interested shareholder is the beneficial owner, shall be required to amend or repeal, or adopt any provision inconsistent with this Article IX of these

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Articles of Incorporation, in addition to any affirmative vote required by law or these Articles of Incorporation with respect to any other shares of capital stock of the Corporation; provided, however, that this Section 3 shall not apply to any such amendment, repeal or adoption which has been unanimously recommended to the shareholders of the Corporation by the continuing directors then in office. Any action to repeal this Article IX shall not be effective until eighteen (18) months after the shareholder vote to effect such repeal and shall not apply to any business combination between this Corporation and any person who became an interested shareholder of this Corporation on or prior to such repeal.

                                   ARTICLE X

         1. All of the requirements imposed by Article 11, Parts 2 and 3 of the Georgia Business Corporation Code (the Parts are together referred to as the "Incorporated Code", as such may be amended, restated or modified from time to time), are and shall be applicable to the Corporation. All of the requirements imposed by the Incorporated Code shall be in addition to and cumulative of all other requirements imposed with respect to the Corporation's affairs by these Articles of Incorporation and by the Bylaws of the Corporation, including, without limitation, the requirements of Articles VIII and IX of these Articles of Incorporation.

         2. This Article X may also only be repealed by both the affirmative vote of at least two-thirds of the continuing directors (as defined in the Incorporated Code) and a majority of the votes entitled to be cast by voting shares of this Corporation, other than shares beneficially owned by any interested shareholder, in addition to any other vote required by these Articles of Incorporation. Any action to repeal Article X shall not be effective until eighteen (18) months after the shareholder vote to effect such repeal and shall not apply to any business combination between this Corporation and any person who became an interested shareholder of this Corporation on or prior to such repeal.

                                   ARTICLE XI

    A director or officer of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director or officer, except: (a) for any appropriation, in violation of duties, of any business opportunity for the Corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in Section 14-2-832 of the Official Code of Georgia Annotated, or (d) for any transaction from which the director or officer derived any improper personal benefit. If the Official Code of Georgia Annotated is amended after approval by the shareholders of this Article XI to further eliminate or limit the personal liability of directors, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Official Code of Georgia Annotated, as so amended.

    Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

    In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual

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directors, in addition to considering the effects of any action on the
Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                  ARTICLE XIII

    The address of the initial registered office of the Corporation is 802 S. Laurel Street, Springfield, Effingham County, Georgia 31329, and the initial registered agent of the corporation at such address is Harry H. Shearouse.

                                  ARTICLE XIV

    The mailing address of the initial principal office of the Corporation is P.O. Box 379, Springfield, Effingham County, Georgia 31329.

                                   ARTICLE XV

         The name and address of the incorporator is:

                           J. Wiley Ellis
                           Ellis, Painter, Ratterree & Bart
                           P.O. Box 9946
                           Savannah, Georgia 31412

    IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation.

                                            /s/ J. WILEY ELLIS
                                            -----------------------------------
                                            J. WILEY ELLIS



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